Exhibit 10.75

POPE RESOURCES, A DELAWARE LIMITED PARTNERSHIP

RESOLUTIONS OF THE HUMAN RESOURCE COMMITTEE
OF THE BOARD OF DIRECTORS

RE: REVISED CHANGE IN CONTROL SEVERANCE AGREEMENTS

          WHEREAS, the Committee deems it advisable at this time to adopt a change in control severance program for selected senior executives of the Company and its affiliates; now, therefore, it is hereby

          RESOLVED that the Company be, and the Company hereby is, authorized to enter into change in control severance agreements (the “New Agreements”) with those key executives of the Company and its affiliates that are specifically selected and approved from time to time by the Human Resources Committee. The New Agreements shall not generally and comprehensively displace the existing severance policies and practices of the Company for and with respect to the executives who enter into them, and the existing policies and practices shall continue to apply in any situation that does not qualify as a change in control termination event according to the terms of the New Agreements. In any circumstance in which a terminated executive is entitled to receive benefits pursuant to the terms of a New Agreement, however, such benefits received by the terminated executive pursuant to the New Agreement shall be the sole and exclusive severance benefit to which such terminated executive shall be entitled, unless otherwise provided by further resolution of this Committee. Each executive entering into an approved change in control agreement with the Company shall receive the following benefits should his or her employment terminate (other than for cause) within eighteen (18) months following certain changes in control or ownership of the Company:

•	Severance Payment. The executive will be entitled to a cash severance payment in an aggregate amount equal to (i) two (2) times base salary plus (ii) his or her target bonus for the fiscal year of the Company in which such termination occurs.

•	Option Acceleration. Each of the executive’s outstanding options will automatically accelerate so that each such option will become fully vested and immediately exercisable for the total number of Units at the time subject to that option.

•	Health Care Coverage. The Company will, at its expense, provide the executive and his or her eligible dependents with continued health care coverage under the Company’s medical/dental plan for up to an additional eighteen (18) months following his or her termination date.

          However, the severance payment otherwise payable to the terminated executive shall be subject to reduction to the extent necessary to assure that the total severance benefits provided to the terminated executive will not result in any excess parachute payments under Internal Revenue Code Section 280G (determined as if such Section were applicable to such payments, notwithstanding the technical inapplicability of such Section to the severance payment).

          FURTHER RESOLVED, that the remaining terms and conditions of the severance benefits hereby authorized shall be as substantially set forth in the form severance agreement attached to these resolutions as Exhibit A.

          FINALLY RESOLVED that each officer of the Company be, and each such officer hereby is, authorized and directed, for and on behalf of the Company, to take all action and to prepare, execute and deliver all documents which such officer deems necessary or advisable in order to implement the revised change in control severance program hereby authorized, including (without limitation) the preparation, execution and delivery of the form severance agreement in such final form as he deems advisable.

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April 13, 2004

Mr. John T. Shea
Director Business Development

Dear John:

          We are pleased to inform you that the Board of Directors of Pope MGP, Inc., the General Partner of Pope Resources (the “Company”), has recently authorized and approved a special severance benefit program for you and other key executives. The purpose of this letter agreement is to set forth the terms and conditions of your benefit package and to explain the limitations which will govern the overall value of your benefits.

          This program is intended to be available to selected executives who are employed by the Company or any affiliate of the Company. Subsequent references to the “Company” in this letter shall be deemed to include affiliates, to the extent required by context, when they pertain directly to your own employment relationship, but references to the “Company” that do not pertain directly to that employment relationship shall be deemed to refer exclusively to Pope Resources and not to any affiliate.

          Your severance benefits will become payable in the event your employment terminates involuntarily within a specified time period following certain changes in ownership or control of the Company. To understand the full scope of your severance benefits, you should familiarize yourself with the definitional provisions of Part One of this letter agreement. The benefits comprising your severance package are detailed in Part Two, and the dollar limitations on the overall value of your benefit package are specified in Part Three. Part Four deals with ancillary matters affecting your severance arrangement. In any circumstance in which severance benefits become payable to you pursuant to this letter agreement, those benefits will be your sole and exclusive severance benefits to be paid to you by the Company as a result of your termination, and you will not be entitled to severance benefits under any other policy or program of the Company, unless the Board of Directors shall specifically approve such other severance benefits at that time.

PART ONE — DEFINITIONS

          For purposes of this letter agreement, the following definitions will be in effect:

          Andrews Family means Emily T. Andrews, her parents, and Adolphus Andrews, Jr., and their lineal descendants, any present or former spouse of such persons, any lineal descendants of such spouses or former spouses, any estate of any of the foregoing persons, any trust in which the foregoing persons collectively have all of the beneficial interests as income beneficiaries or remaindermen, and any corporation, partnership, or other entity in which any one or more of such persons or entities own all of the interests.

          Assets means all or substantially all of the assets of the Company and its affiliates, as they shall be held by the Company and its affiliates from time to time, including the assets of all divisions, segments, and business units in existence at such time.

          Average Compensation means the average of your W-2 wages from the Company for the five (5) calendar years (or such fewer number of calendar years of employment with the Company) completed immediately prior to the calendar year in which the Change of Control is effected. Any W-2 wages for a partial year of employment will be annualized, in accordance with the frequency which such wages are paid during such partial year, before inclusion in your Average Compensation. If any of your compensation from the Company during such five (5)-year or shorter period was not included in your W-2 wages for U.S. income tax purposes, either because you were not a U.S. citizen or resident or because such compensation was excludible from income as foreign earned income under Code Section 911, then such compensation will nevertheless be included in your Average Compensation to the same extent as if it were part of your W-2 wages.

          Base Salary means the annual rate of base salary in effect for you immediately prior to the Change in Control or (if greater) the annual rate of base salary in effect at the time of your Involuntary Termination.

          Change in Control means:

(i) any event or circumstance that results in persons other than Controlling Persons collectively being In Control of MGP and/or EGP unless, prior to the occurrence of such event or circumstance, the Assets shall have been transferred exclusively to Controlling Persons and/or to entities of which Controlling Persons collectively are In Control; or

(ii) an event or circumstance that results in MGP and/or EGP collectively ceasing to act as the sole General Partners and the Managing General Partner of the Company and to have the sole and exclusive right to direct, manage, and conduct the business of the Company unless, prior to the occurrence of such event or circumstance, the Assets shall have been transferred exclusively to Controlling Persons and/or to entities of which Controlling Persons collectively are In Control; or

(iii) the Transfer of the Assets to any person or persons who are not Controlling Persons and/or to any entity or entities of which Controlling Persons collectively are not In Control; or

(iv) any merger or consolidation in which Controlling Persons collectively are not In Control of the surviving or resulting entity unless, prior to the occurrence of such event or circumstance, the Assets shall have been transferred exclusively to Controlling Persons and/or to entities of which Controlling Persons collectively are In Control; or

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(v) the dissolution and/or liquidation of the Company that results in ownership or control of the Assets by any persons who are not Controlling Persons and/or by any entity or entities of which Controlling Persons collectively are not In Control.

          Code means the Internal Revenue Code of 1986, as amended.

          Controlling Persons means members of the Andrews Family and members of the Pope Family, collectively.

          EGP means Pope EGP, a Delaware corporation and a standby general partner of the Company.

          Fair Market Value means, with respect to any Units subject to any of your Options, the closing selling price per Unit on the date in question, as reported on the Nasdaq National Market System. If there is no reported sale of Units on such date, then the closing selling price on the Nasdaq National Market System on the next preceding day for which there does exists such quotation will be determinative of Fair Market Value.

          Health Care Coverage means the continued health care coverage to which you and your eligible dependents may become entitled under Part Two of this letter agreement upon the Involuntary Termination of your employment.

          In Control means owning, and having the present and continuing right to exercise control over, a majority of the voting power of, and right to exercise control over management of, any entity, which right is not subject to any material limitations, qualifications, or exceptions (whether temporary or permanent) in excess of those applicable on the date of this letter agreement to the interests of the Controlling Persons in MGP and EGP.

          Involuntary Termination means the termination of your employment with the Company:

•	involuntarily upon your discharge or dismissal (other than a Termination for Cause), or

•	voluntarily upon your resignation following (I) a change in your position with the Company which materially reduces your duties or level of responsibility, (II) a 20% or more reduction in your level of compensation (including base salary, fringe benefits and target bonus under any incentive performance plan) or (III) a change in your place of employment which is more than fifty (50) miles from your place of employment prior to the Change in Control, provided and only if such change or reduction is effected without your written concurrence.

In no event shall an Involuntary Termination be deemed to occur should your employment terminate by reason of your death or disability. 3

          MGP means Pope MGP, Inc., a Delaware corporation and the Managing General Partner of the Company.

          Option means any option granted to you under the Plan which is outstanding at the time of the Change in Control or upon your subsequent Involuntary Termination.

          Option Parachute Payment means, with respect to any Option, the portion of that Option deemed to be a parachute payment under Code Section 280G and the Treasury Regulations issued thereunder. The portion of such Option which is categorized as an Option Parachute Payment will be calculated in accordance with the valuation provisions established under Code Section 280G and the applicable Treasury Regulations and will include an appropriate dollar adjustment to reflect the lapse of your obligation to remain in the Company’s employ as a condition to the vesting of the accelerated installment. In no event, however, will the Option Parachute Payment attributable to any Option (or accelerated installment) exceed the spread (the excess of the Fair Market Value of the accelerated option Units over the option exercise price payable for those Units) existing at the time of acceleration.

          Other Parachute Payment means any payment in the nature of compensation (other than the benefits to which you become entitled under Part Two of this letter agreement) which are made to you in connection with the Change in Control and which accordingly qualify as parachute payments within the meaning of Code Section 280G(b)(2) and the Treasury Regulations issued thereunder. Your Other Parachute Payment will include (without limitation) the Present Value, measured as of the Change in Control, of the aggregate Option Parachute Payment attributable to your Options (if any).

          Partnership Agreement means the Amended and Restated Limited Partnership Agreement of Pope Resources, A Delaware Limited Partnership, as amended through the date of this letter agreement and as hereafter amended or restated at any time.

          Plan means (i) the Company’s Unit Option Plan adopted in 1997, as amended or restated from time to time, and (ii) any successor equity incentive plan subsequently implemented by the Company.

          Pope Family means the lineal descendants or spouses of George A. Pope, Jr. and Harriet Brownell, any present or former spouse of such persons, any lineal descendants of such spouses or former spouses, any estate of any of the foregoing persons, any trust in which the foregoing persons collectively have all of the beneficial interests as income beneficiaries or remaindermen, and any corporation, partnership, or other entity in which any one or more of such persons or entities own all of the interests.

          Present Value means the value, determined as of the date of the Change in Control, of any payment in the nature of compensation to which you become entitled in connection with the Change in Control or the subsequent Involuntary Termination of your employment, including (without limitation) the Option Parachute Payment attributable to your Options and your Severance Payment under Part Two of this letter agreement. The Present Value of each such payment shall be determined in accordance with the provisions of Code Section 280G(d)(4), utilizing a discount rate equal to one hundred twenty percent (120%) of the applicable Federal rate in effect at the time of such determination, compounded semi-annually to the effective date of the Change in Control.

          Severance Payment means the severance payment to which you may become entitled under Part Two in the event of your Involuntary Termination following a Change in Control; subject, however, to the dollar limitations of Part Three.

          Termination for Cause means a termination of your employment occasioned by reason of your having engaged in fraud or in any other intentional misconduct adversely affecting the business reputation of the Company in a material manner.

          Transfer shall mean the sale, transfer, or disposition of all or substantially all of the Assets in a single transaction or group of related transactions, but shall not include the sale, transfer, or disposition of any of the Assets in the ordinary course of business.

          Unit means a unit of interest in the Company acquired or issued pursuant to the Partnership Agreement.

PART TWO — CHANGE IN CONTROL BENEFITS

          Upon the Involuntary Termination of your employment within eighteen (18) months following a Change in Control, you will become entitled to receive the special severance benefits provided in this Part Two.

1. Severance Payment.

          If your Involuntary Termination occurs within the first eighteen (18) months after the Change in Control, then you will be entitled to a Severance Payment in an aggregate amount equal to (i) two (2) times your Base Salary plus (ii) your target bonus for the fiscal year of the Company in which such Involuntary Termination occurs. The Severance Payment will be made to you in a lump sum payment within ninety (90) days after your Involuntary Termination.

          The Severance Payment will be subject to the Company’s collection of applicable federal and state income and employment withholding taxes.

          In the event your employment terminates by reason of your death or disability or your Termination for Cause, you will not be entitled to receive any Severance Payment or other benefits under this letter agreement.

2. Option Acceleration.

          Your outstanding Options will (to the extent not then otherwise fully exercisable) automatically accelerate to the extent so provided in the Plan so that each such accelerated Option will become fully vested and immediately exercisable for the total number of Units at the time subject to that Option. Each such accelerated Option, together with all your other vested Options, will remain exercisable for fully-vested Units until the earlier of (i) the expiration date of the original option term for such Option or (ii) the end of the one (1) year period measured from the date of your Involuntary Termination (notwithstanding any provisions of the Plan that would provide for only a 90-day period).

3. Additional Benefits.

a. Health Care Coverage.

          The Company will, at its expense, provide you and your eligible dependents with continued health care coverage under the Company’s medical/dental plan until the earlier of (i) eighteen (18) months after the date of your Involuntary Termination or (ii) the first date that the you are covered under another employer’s health benefit program which provides substantially the same level of benefits without exclusion for pre-existing medical conditions. The coverage so provided you and your eligible dependents will be in full and complete satisfaction of the continued health care coverage to which you or your eligible dependents would otherwise, at your own expense, be entitled under Code Section 4980B by reason of your termination of employment, and neither you nor your eligible dependents will accordingly be entitled to any additional period of health care coverage under Code Section 4980B as a result of your termination of employment.

b. Unpaid Benefits

          You will receive an immediate lump sum payment of all unpaid vacation days which you have accrued through the date of your Involuntary Termination.

PART THREE — LIMITATION ON BENEFITS

1. Parachute Limit.

          Except to the limited extent (if any) provided under Paragraph 4(a) below, the aggregate Present Value (measured as of the Change in Control) of the benefits to which you become entitled under Part Two at the time of your Involuntary Termination (namely the Severance Payment, the Option Parachute Payment attributable to your Options and your Health Care Continuation) will in no event exceed in amount the difference between (i) 2.99 times your Average Compensation and (ii) the Present Value, measured as of the Change in Control, of all Other Parachute Payments to which you are entitled.

          Accordingly, except as otherwise provided under Paragraph 4(a) below, your Options will not accelerate and no Severance Payment will be made to you pursuant to this letter agreement, to the extent the Present Value as of the Change in Control of (1).the aggregate Option Parachute Payment attributable to your Options plus (II) your Severance Payment plus (III) your Health Care Continuation would, when added to the Present Value of your Other Parachute Payments, exceed 2.99 times your Average Compensation (the “Parachute Limit”).

2. Resolution Procedure.

For purposes of the foregoing Parachute Limit, the following provisions will be in effect: 6

                                a. In the event there is any disagreement between you and the Company as to whether one or more payments to which you become entitled in connection with either the Change in Control or your subsequent Involuntary Termination constitute Option Parachute Payments or Other Parachute Payments or as to the determination of the Present Value thereof, such dispute will be resolved as follows:

                                           (i) In the event temporary, proposed or final Treasury Regulations in effect at the time under Code Section 280G (or applicable judicial decisions) specifically address the status of any such payment or the method of valuation therefore, the characterization afforded to such payment by the Regulations (or such decisions) will, together with the applicable valuation methodology, be controlling.

                                           (ii) In the event Treasury Regulations (or applicable judicial decisions) do not address the status of any payment in dispute, the matter will be submitted for resolution to independent counsel mutually acceptable to you and the Company (“Independent Counsel”). The resolution reached by Independent Counsel will be final and controlling; provided, however, that if in the judgment of Independent Counsel the status of the payment in dispute can be resolved through the obtainment of a private letter ruling from the Internal Revenue Service, a formal and proper request for such ruling will be prepared and submitted by Independent Counsel, and the determination made by the Internal Revenue Service in the issued ruling will be controlling. All expenses incurred in connection with the retention of Independent Counsel and (if applicable) the preparation and submission of the ruling request shall be shared equally by you and the Company.

                                           (iii) In the event Treasury Regulations (or applicable judicial decisions) do not address the appropriate valuation methodology for any payment in dispute, the Present Value thereof will, at the Independent Counsel’s election, be determined through an independent third-party appraisal, and the expenses incurred in obtaining such appraisal shall be shared equally by you and the Company.

3. Status of Benefits.

                                a. No Severance Payment will be made to you under Part Two of this letter agreement until the Present Value of the Option Parachute Payment attributable to your Options has been determined and the status of any payments in dispute under Paragraph 2 above has been resolved in accordance therewith. However, you will be permitted to exercise your Options at any time during the one (1) year (or shorter) period immediately following your Involuntary Termination.

                                b. Once the requisite determinations under Paragraph 2 have been made, then to the extent the aggregate Present Value, measured as of the Change in Control, of (1) the Option Parachute Payment attributable to your Options (or installments thereof) plus (2) your Severance Payment would, when added to the Present Value of all your Other Parachute Payments exceed the Parachute Limit, your Severance Payment will be accordingly reduced.

4. Overriding Limitations.

                                 a. Notwithstanding any provision to the contrary set forth in the preceding provisions of this Part Three, the aggregate Present Value of your Severance Payment and the Option Parachute Payment attributable to your Options will not be reduced below that amount (if any) which, when added to the Present Value of all the Other Parachute Payment to which you are entitled, would nevertheless qualify as reasonable compensation for past services within the standards established under Code Section 280G(b)(4)(B).

                                b. The limitations of this Part Three will in all events be interpreted in such manner as to avoid the imposition of excise taxes under Code Section 4999, and the disallowance of deductions under Code Section 280G(a), with respect to any of the benefits paid pursuant to Part Two of this letter agreement. This provision will apply as if Code Section 4999 and Code Section 280G(a) and the related provisions of the Code and Treasury Regulations are applicable to this Agreement and to payments to be made to you as a result of your Involuntary Termination following a Change of Control, notwithstanding the technical inapplicability of such law and regulations to the Company as a result of its organization and structure, and all provisions of this Agreement shall be construed, interpreted, and applied as if such laws and regulations were applicable.

PART FOUR — MISCELLANEOUS PROVISIONS

1. Termination for Cause.

          Should your termination of employment constitute a Termination for Cause, then the Company will only be required to pay you (i) any unpaid compensation earned for services previously rendered through the date of such termination and (ii) any accrued but unpaid vacation benefits or sick days, and no benefits will be payable to you under Part Two of this letter agreement.

2. Death.

          Should you die before receipt of one or more Severance Payment to which you become entitled under Part Two of this letter agreement, then those payment or payments will be made to the executors or administrators of your estate. Should you die before you exercise all your outstanding Options, then such Options may be exercised, within twelve (12) months after your death, by the executors or administrators of your estate or by persons to whom the Options are transferred pursuant to your will or in accordance with the laws of inheritance. In no event, however, may any such Option be exercised after the specified expiration date of the option term.

3. General Creditor Status.

          The payments and benefits to which you become entitled hereunder will be paid, when due, from the general assets of the Company, and no trust fund, escrow arrangement or other segregated account will be established as a funding vehicle for such payment. Accordingly, your right (or the right of the personal representatives or beneficiaries of your estate) to receive any payments or benefits hereunder will at all times be that of a general creditor of the Company and will have no priority over the claims of other general creditors.

4. Indemnification.

          The indemnification provisions for Officers and Directors under the Company Bylaws will (to the maximum extent permitted by law) be extended to you, during the period following your Involuntary Termination, with respect to any and all matters, events or transactions occurring or effected during your employment with the Company.

5. Miscellaneous.

          This letter agreement will be binding upon the Company, its successors and assigns (including, without limitation, the surviving entity in any Change in Control) and is to be construed and interpreted under the laws of the State of Washington. This letter may only be amended by written instrument signed by you and an authorized officer of the Company. If any provision of this letter agreement as applied to you or the Company or to any circumstance should be adjudged by a court of competent jurisdiction to be void or unenforceable for any reason, the invalidity of that provision will in no way affect (to the maximum extent permissible by law) the application of such provision under circumstances different from those adjudicated by the court, the application of any other provision of this letter agreement, or the enforceability or invalidity of this letter agreement as a whole. Should any provision of this letter agreement become or be deemed invalid, illegal or unenforceable in any jurisdiction by reason of the scope, extent or duration of its coverage, then such provision will be deemed amended to the extent necessary to conform to applicable law so as to be valid and enforceable or, if such provision cannot be so amended without materially altering the intention of the parties, then such provision will be stricken and the remainder of this letter agreement will continue in full force and effect.

6. No Employment or Service Contract.

          Nothing in this letter agreement is intended to provide you with any right to continue in the employ of the Company for any period of specific duration or interfere with or otherwise restrict in any way your rights or the rights of the Company (or any subsidiary), which rights are hereby expressly reserved by each, to terminate your employment at any time for any reason whatsoever, with or without cause.

7. Attorney Fees.

          In the event legal proceeding should be initiated by you or by the Company with respect to any controversy, claim or dispute relating to the interpretation or application of the provisions of this letter agreement or any benefits payable hereunder, the prevailing party in such proceedings will be entitled to recover from the losing party reasonable attorney fees and costs incurred in connection with such proceedings or in the enforcement or collection of any judgment or award rendered in such proceedings. For purposes of this provision, the prevailing party means the party determined by the court to have most nearly prevailed in the proceedings, even if that party does not prevail in all matters, and does not necessarily mean the party in whose favor the judgment is actually rendered.

Please indicate your acceptance of the foregoing provisions of this employment agreement by signing the enclosed copy of this agreement and returning it to the Company.

POPE RESOURCES, A DELAWARE LIMITED PARTNERSHIP BY: David L. Nunes TITLE: President & Chief Executive Officer

ACCEPTANCE

          I hereby agree to all the terms and provisions of the foregoing letter agreement governing the special benefits to which I may become entitled in connection with certain changes in control or ownership of the Company.

Signature: John T. Shea Dated: April 13, 2004

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